SECURITIES AND EXCHANGE COMMISSION
              Washington, D.C. 20549

                _______________

                   FORM 8-K

                CURRENT REPORT

       PURSUANT TO SECTION 13 or 15(d) OF THE
         SECURITIES EXCHANGE ACT OF 1934



   Date of report (Date of earliest event reported):
                 June 03, 2005

                   FLYi, Inc.
  (Exact Name of Registrant as Specified in Charter)

   Delaware		       0-21976             13-3621051

 State or Other	   Commission File	  IRS Employer
Jurisdiction of		  Number		Identification No.
 Incorporation


   45200 Business Court, Dulles, VA              20166
 (Address of Principal Executive Offices)     (Zip Code)


    Registrant's telephone number, including area code:
                     (703) 650-6000


                          N/A
(Former Name or Former Address, if Changed Since Last Report)



Item 2.04(b)	Triggering Events That Accelerate or
Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

         The Company reported in a Form 8-K dated February
11, 2005 and in its subsequent periodic reports that one party participating as a lender in the leveraged lease of a single CRJ aircraft declined to participate in negotiations to restructure the transaction, and chose to exercise its available remedies following the Company's failure to pay the aircraft's lease rents when due. On January 26, 2005, an action was commenced against the Company's subsidiary, Independence Air, Inc. ("Independence Air"), in the Supreme
Court of the State of New York seeking, among other things, termination of the lease, repossession of the aircraft and damages resulting from the early termination. Subsequently
Independence Air turned over possession of this aircraft to the lender.

          On June 3, 2005, Independence Air received a notice from the loan trustee in that leveraged lease transaction that the loan trustee has elected to exercise additional remedies under the lease, including specifically to cause the payment of damages it claims to be due under the lease. The notice claims that liquidated damages are due in the total amount as of June 10, 2005 of approximately $8.5 million, and demands payment of this amount on or before June 10, 2005. The Loan Trustee's calculation of damages includes amounts claimed for unpaid basic rent plus interest thereon through June 10, 2005, the claimed deficiency between what the loan participant estimates to be the aircraft's fair market value as of June
1, 2005 and the stipulated loss value under the lease, the loan participant's alleged interest rate swap breakage costs, and costs, fees and expenses claimed to have been incurred as of May 31, 2005 in connection with the termination of the lease.

          Independence Air, Inc. disputes the amount of damages claimed to be due, including the basis for the calculation of damages as well as the actual calculations, and will not make this payment as demanded. The amount of damages, if any, will be determined as part of the pending legal action.

          Because of the dispute relating to the amount of damages and the loan participant's obligation to mitigate damages with respect to the aircraft, the Company cannot assess the amount that will ultimately be payable in damages.




SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

						FLYi, Inc.



Date:  June 09, 2005			By:  /S/ David W. Asai
						David W. Asai
                                    Vice President, Controller
                                    and Chief Accounting Officer